As filed with the Securities and Exchange Commission on March 31, 2026

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

VERSIGENT LIMITED*
(Exact Name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Jersey (State or other jurisdiction of incorporation or organization)	7370 (Primary Standard Industrial Classification Code Number)]	98-1868085 (I.R.S. Employer Identification No.)

Versigent PLC 2026 Long-Term Incentive Plan (Full title of the plan)

Spitalstrasse 5,
8200 Schaffhausen, Switzerland
353-1-259-7013
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Rachel V. Friedenberg Secretary Spitalstrasse 5, 8200 Schaffhausen, Switzerland 353-1-259-7013

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam Kaminsky Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 +1 212 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

* Versigent Limited will convert to a public limited company and will be renamed Versigent PLC upon the effectiveness of the previously announced distribution of the ordinary shares of Versigent Limited by Aptiv PLC (“Aptiv”) to holders of Aptiv’s ordinary shares on a pro rata basis.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Versigent Limited (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) for the purpose of registering (i) 6,380,429 ordinary shares, par value $0.01 per share (the “Ordinary Shares”), of the Registrant that will be authorized for issuance under the Versigent PLC 2026 Long-Term Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Ordinary Shares that may become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a) The Registration Statement on Form 10, filed by the Registrant with the Commission on February 17, 2026 (File No. 001-42957) (the “Form 10 Registration Statement);

(b) The description of the Registrant’s share capital which is contained in the Information Statement filed as Exhibit 99.1 to the Registrant’s Form 10 Registration Statement, including any amendments or supplements thereto; and

(c) The Registrant’s current reports on Form 8-K filed on March 12, 2026 (File No. 001-42957) and on March 24, 2026 (File No. 001-42957).

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Registrant’s Memorandum and Articles of Association, the Registrant is required to indemnify every present and former officer (which term includes directors) of the Registrant out of the assets of the Registrant against any loss or liability incurred by such officer by reason of being or having been such an officer. The extent of such indemnities shall be limited in accordance with the provisions of the Companies (Jersey) Law 1991, as amended.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1	Form of Memorandum and Articles of Association (incorporated herein by reference to Exhibit 3.1 to the Form 10 Registration Statement.
5*	Opinion of Carey Olsen
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Carey Olsen (included in Exhibit 5)
24*	Power of Attorney (included in the signature pages hereto)
99.1*	Versigent PLC 2026 Long-Term Incentive Plan
107.1*	Filing Fee Table

*Filed herewith.

Item 9. Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)   To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, Michigan on the date of March 31, 2026.

VERSIGENT LIMITED

By:	/s/ Rachel V. Friedenberg
	Name:	Rachel V. Friedenberg
	Title:	Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph T. Liotine, Douglas R. Ostermann and Janis Acosta, and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Timothy C. Seitz	Director	March 31, 2026
Timothy C. Seitz	(Director, principal executive officer, principal financial officer and principal accounting officer)

/s/ Katherine H. Ramundo	Director	March 31, 2026
Katherine H. Ramundo

/s/ Paul M. Meister	Director	March 31, 2026
Paul M. Meister